Exhibit 10.1

April 26, 2010

Saul Gates

[Address]

Dear Saul,

It is with great pleasure that Coinstar offers you the position of Chief Accounting Officer, reporting directly to Scott Di Valerio, Chief Financial Officer. This letter will serve to confirm our understanding of your acceptance of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annualized salary of $210,000 dollars, less all required withholding for taxes and social security. This position is exempt therefore not eligible for overtime. You will be paid semi-monthly (24 times per year).

Incentive Plan:

You are also eligible to participate in the company’s Incentive Plan in 2010. Your bonus opportunity in 2010 will be 30% of your annual base salary. The bonus target for 2010 will be $63,000 and achievement of this bonus will be based on company performance and performance goals agreed upon by you and Scott DiValerio.

Stock Award

Provided you accept this position you will be eligible for a restricted stock award grant with approximate value of $225,000 which will vest over a 4-year period. The terms and conditions of the restricted stock award grant will be included in your grant agreement. All restricted stock award grants are subject to Board approval and stock availability.

Sign On Bonus:

As part of your new hire package, you will be provided with a sign on bonus of $100,000 to be paid in two installments of $50,000 each. The first installment will be made as soon as administratively feasible following your first day of employment. The first installment will be subject to repayment, should you voluntarily terminate your employment within 12 months of your start date. The second installment will be paid, subject to your continuing employment, as soon as administratively feasible following the one year anniversary of your date of hire.

Benefits

In order to remain competitive, the benefits in these plans may change from time to time. The following is a list of core benefits:

•	Partial paid Medical and Dental benefits for the employee

•	401(k) Retirement Plan, company matches 100% of first 3% and 50% of 4% and 5% of employee pay contributed; company portion vests immediately

•	Long-term and short-term disability

•	Life Insurance (1 times annual salary up to $200,000 coverage)

•	Flexible Spending Plans for health care and dependent care

•	Tuition reimbursement

•	Passport Unlimited discount program

•	Concierge service

•	3 weeks of vacation

At-Will Employment

You may terminate your employment with Coinstar at any time and for any reason whatsoever simply by notifying Coinstar. Likewise, Coinstar may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Company’s CEO.

Start Date

Your anticipated start date for this position is May 17, 2010.

Saul, If you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter, along with the consent/release forms for your background check, to our office by April 26, 2010. I am confident your employment with Coinstar will prove mutually beneficial, and I look forward to having you join us.

Sincerely,	Accepted by:

/s/ J. Scott Di Valerio	/s/ Saul Gates	Date April 28, 2010
J. Scott Di Valerio	Saul Gates
Chief Financial Officer